EXHIBIT 10.5

SECOND AMENDMENT OF
THE GUIDANT RETIREMENT PLAN

This Second Amendment of The Guidant Retirement Plan (the “Plan”) is adopted by Guidant Corporation (“Company”).

Background

A. The Company established the Plan on September 25, 1995, and most recently restated it in its entirety effective January 1, 2007.

B. The Plan was frozen effective May 31, 2007.

C. The Plan has been amended by a First Amendment.

D. The Company now wishes to amend the Plan further.

Amendment

Therefore, effective as of the dates specified, the Plan is amended as follows:

1. Effective January 1, 2008, Section 2.01(a)(15) is amended to read as follows:

(15)	Eligible Retirement Plan. The term “Eligible Retirement Plan” means any of the following that accepts a Distributee’s Eligible Rollover Distribution: subject to the applicable requirements of Code section 408A, a Roth IRA described in Code section 408A; an individual retirement account described in Code section 408(a); an individual retirement annuity described in Code section 408(b); an annuity plan described in Code section 403(a); a qualified trust described in Code section 401(a); an annuity contract described in Code section 403(b) and an eligible plan under Code section 457(b) that is maintained by a state, political subdivision of a state, or any agency or instrumentality of a state or political subdivision of a state and that agrees to separately account for amounts transferred into that plan from this Plan.

2. Effective January 1, 2007, Section 2.01(a)(16) is amended to read as follows:

(16)	Eligible Rollover Distribution. The term “Eligible Rollover Distribution” means any distribution of all or any portion of the balance to the credit of the Distributee, except that an Eligible Rollover Distribution does not include: (1) any distribution that is one of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy) of the Distributee or the joint lives (or joint life expectancies) of the Distributee and the Distributee’s Beneficiary, or for a specified period of 10 years or more, (2) any distribution to the extent the distribution is required under Code section 401(a)(9), (3) the portion of any distribution that is not includable in gross income (determined without regard to the exclusion for net unrealized appreciation with respect to employer securities) and (4) any hardship distribution. Notwithstanding the preceding provisions of this paragraph, a distribution will not fail to be an Eligible Rollover Distribution merely because it consists of after-tax employee contributions that are not includable in gross income. However, such portion may be paid only to an individual retirement account or annuity described in Code section 408(a) or (b), or to a qualified defined contribution or defined benefit plan described in Code section 401(a) or 403(a) or an annuity contract described in Code section 403(b) that agrees to separately account for amounts so transferred, including separately accounting for the portion of the distribution that is includable in gross income and the portion of the distribution that is not so includable.

3. Effective January 1, 2008, a new Section 5.01(e) is added to read as follows:

(e)	Form V. With respect to a Retired Employee or Deferred Benefit Employee who has a Spouse on his Annuity Starting Date, a joint and spouse annuity providing monthly payments for the Retired Employee’s or Deferred Benefit Employee’s life with monthly payments continuing thereafter for the remaining life of his Spouse under which each monthly payment is equal to seventy-five percent (75%) of the amount of the monthly payment during their joint lives. Form V is the Actuarial Equivalent of Form II.

4. Effective January 1, 2010, Section 5.05 is amended to read as follows:

5.05.	Information Relevant to Optional Forms of Benefit. Not less than 30 days and not more than 180 days before the Annuity Starting Date, the Employee Benefits Committee will furnish, by mail or by personal delivery, to each Employee, Deferred Benefit Employee, or Retired Employee who is eligible to elect an optional form of benefit, a general written explanation, in non-technical language, of the terms and conditions of the applicable normal form of benefit, his right to make (and the effect of) an election to receive benefits in an optional form, the consequences of selecting a benefit form that does not defer the receipt of benefits, the requirements regarding spousal consent to an election to receive benefits in an optional form, the right to make (and the effect of) a revocation of an election to receive benefits in an optional form, the financial effect upon an Employee’s benefits of the various forms of payment, and the relative value of each optional form compared to the value of the applicable normal form of benefit.

5. Effective January 1, 2008, Section 5.07 is amended to read as follows:

5.07.	Social Security Adjustment. With respect to Former Lilly Employees, in order to provide a level retirement income, an Employee who retires before age sixty two (62) (but not a Deferred Benefit Employee) may elect that the monthly payments made to him prior to his attainment of age sixty two (62) under Form I, II, III, IV or V described in subsection 5.01 will be increased by an amount elected by the Retired Employee, but not in excess of five hundred dollars ($500) expressed in ten dollar ($10) increments. Beginning with the month following the month in which the Retired Employee attains age sixty two (62), the monthly payments made to the Retired Employee will be decreased to reflect the increased payments made to the Retired Employee prior to that time. The decrease in payments will be calculated based upon the “applicable mortality table” described in Code section 417(e)(3)(B) and the “applicable interest rate” described in Code section 417(e)(3)(C) for the second full calendar month preceding January 1 of the Plan Year stability period that contains the annuity starting date for the increased payments.

6. Effective January 1, 2010, Section 5.10 is amended to read as follows:

5.10.	Optional Direct Rollover.

(a)	With respect to any distribution, a Distributee may elect to have any portion of the payment that is an Eligible Rollover Distribution paid to an Eligible Retirement Plan; provided, that a Distributee may not elect a direct rollover if the total amount of all payments or withdrawals in a Plan Year is less than $200.00. The election will be made in the form and at the time prescribed by the Employee Benefits Committee, will specify the Eligible Retirement Plan to which the distribution or withdrawal amount is to be paid, and will be subject to any rules as the Employee Benefits Committee from time to time may establish.

(b)	A non-Spouse Beneficiary who is a designated beneficiary (as defined in Code section 401(a)(9)(E)) of a Participant may elect to have any portion of a distribution payable to him or, to the extent provided in rules prescribed by the Secretary, payable to a trust maintained for his benefit, transferred in a direct trustee-to-trustee transfer to an individual retirement plan described in Code section 402(c)(8)(B)(i) or (ii) established for the purpose of receiving the distribution on behalf of the Beneficiary.

7. Effective January 1, 2010, the first paragraph of Section 6.04 is amended to read as follows:

With respect to Former CPI Employees and Former ACS Employees, the Employee Benefits Committee will furnish to an Employee or Deferred Benefit Employee, by mail or personal delivery, a general written explanation in non technical terms of the terms and conditions of the pre retirement Spouse’s benefit, the individual’s right to make (and the effect of) an election to waive the pre retirement Spouse’s benefit coverage, the consequences of selecting a benefit form that does not defer the receipt of benefits, the requirements regarding spousal consent to an election to waive that coverage and the right to make (and the effect of) a revocation of a waiver (a “QPSA Explanation”) in the following circumstances and at the following times:

8. Effective January 1, 2009, Section 8.02(e) is amended by adding the following sentence at the end to read as follows:

Effective January 1, 2009, the applicable mortality table used for purposes of adjusting any benefit or limitation under Code section 415(b)(2)(B), (C) or (D) as set forth in this subsection 8.02 is the applicable mortality table (within the meaning of Code section 417(e)(3)(B)).

9. Effective January 1, 2009, Section 8.06 is amended to read as follows:

8.06.	Compensation. For purposes of this Section 8, the term “compensation” means the Employee’s wages within the meaning of Code section 3401 (without regard to any rule under Code section 3401(a) that limits amounts included in wages based on the nature or location of the employment) and all other payments for which the Employer is required to furnish the Employee with a written statement under Code sections 6041(d), 6051(a)(3) and 6052. “Compensation” also includes amounts that would have been paid to the Employee during the Plan Year in the absence of a salary redirection agreement but are excluded from gross income pursuant to Code section 125, 132(f), 457, or 402(g). “Compensation” excludes severance pay and any other amounts paid after severance from employment, other than regular compensation for services during or outside regular working hours that is paid within 21/2 months of severance from employment or, if later, by the last day of the Plan Year in which employment was severed, and other than “differential wage payments” described in Code section 3401(h)(2); and salary continuation payments to Employees who do not perform services for the Employer by reason of disability. “Compensation” for a Plan Year does not include amounts earned but not paid during the Plan Year because of the timing of pay periods and pay dates or administrative delay. Notwithstanding the preceding provisions, “compensation” for a calendar year that is considered for purposes of applying the compensation limitation prescribed under subsection 8.01(b) may not exceed $230,000. The $230,000 limitation referred to in the preceding sentence will be adjusted to reflect increases in the limitation pursuant to Code section 401(a)(17).

10. Effective January 1, 2008, a new Section 9.02 is added to read as follows:

9.02.	Restrictions Based on Funding Status. Notwithstanding any provision of the Plan to the contrary, the following provisions will apply as required by Code section 436, except to the extent the exception under Code section 436(d)(4) applies:

(a)	If the Plan’s adjusted funding target attainment percentage for a Plan Year is less than 60 percent, benefit accruals will cease during the period benefit accruals are restricted under the provisions of Code section 436(e). The benefit accruals that were not permitted to accrue will be restored automatically as of the 436 measurement date the limitations under Code section 436(e) cease to apply, if (i) the continuous period of the limitation is 12 months or less, and (ii) the Plan’s enrolled actuary certifies that the adjusted funding target attainment percentage for the Plan would not be less than 60 percent taking into account the restored benefit accruals for the prior Plan Year.

(b)	If the Plan’s adjusted funding target attainment percentage for a Plan Year falls below the threshold under Code section 436(d)(1) or (3), the Trustee will, as directed by the Employer, cease payment of any prohibited payment during the period specified in, and to the extent necessary to comply with, Code section 436(d).

(c)	In no event will a prohibited payment be paid during any period the Employer is a debtor in a case under Title 11 of the United States Code, or similar federal or state law, to the extent necessary to comply with the provisions of Code section 436(d)(2).

(d)	In no event will an amendment that has the effect of increasing liabilities of the Plan by reason of increases in benefits, establishment of new benefits, changing the rate of benefit accrual, or changing the rate at which benefits become nonforfeitable become effective during the period the amendment would violate the provisions of Code section 436(c).

(e)	If an optional form of benefit that is otherwise available under the terms of the Plan is not available because of the application of Code section 436(d)(1) or (2), the Retired Employee, Deferred Benefit Employee or beneficiary, as applicable, will be eligible to elect another form of benefit available under the Plan or to defer payment to a later date (to the extent permitted under applicable qualification requirements).

(f)	If an optional form of benefit that is otherwise available under the terms of the Plan is not available because of the application of Code section 436(d)(3), a Retired Employee, Deferred Benefit Employee or beneficiary, as applicable, will be eligible to defer his entire payment to a later date (to the extent permitted under applicable qualification requirements) or to bifurcate the benefit into unrestricted and restricted portions. If an Employee or beneficiary elects to bifurcate the benefit, the Employee or beneficiary will be eligible to elect, with respect to the unrestricted portion of the benefit, any optional form otherwise available under the Plan with respect to the Employee’s or beneficiary’s entire benefit and in this case, if the Employee or beneficiary elects payment of the unrestricted portion of the benefit in the form of a prohibited payment, the Employee or beneficiary will be eligible to elect:

(1)	to receive payment of the restricted portion of the benefit in any optional form of benefit under the Plan that is not a prohibited payment and that would have been permitted with respect to the Employee’s or beneficiary’s entire benefit; or

(2)	to defer commencement of the restricted portion of the benefit until after the restrictions on prohibited payments lapse (to the extent permitted under applicable qualification requirements) and receive that amount in any optional form of payment available under the Plan.

The election will be subject to any other applicable qualification requirements, will be treated as a new annuity starting date, and will be made in accordance with all Plan rules regarding elections of forms of benefit.

(g)	If an Employee or beneficiary is entitled to an unpredictable contingent event benefit with respect to any event occurring during any Plan Year, the unpredictable contingent event benefit will not be provided to the Employee or beneficiary if the Plan’s adjusted funding target attainment percentage for the Plan Year is less than 60 percent or would be less than 60 percent taking into account the occurrence; provided, however, that the unpredictable contingent event will become payable if and when the Plan meets the exemption under Code section 436(b)(2).

For purposes of this Section, the terms “adjusted funding target attainment percentage,” “prohibited payment,” “unpredictable contingent event benefit,” “unrestricted portion of the benefit,” and “restricted portion of the benefit” will have the meanings given under Code section 436 and any applicable Internal Revenue Service guidance.

If the provisions of this Section 9.02 or any part thereof cease to be required by law as a result of subsequent legislation or otherwise, this Section or any applicable part thereof will be ineffective without the necessity of further amendments to the Plan.

Guidant Corporation has caused this Second Amendment of The Guidant Retirement Plan to be executed by its duly authorized officer on this        day of      , 2009.

GUIDANT CORPORATION

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